Exhibit F-1



                            May 8, 2001



    Securities and Exchange Commission
    450 Fifth Street, N.W.
    Washington, D.C. 20549


         Re: Alliant Energy Corporation ("Alliant Energy"), et al. - Statement on Form U-1, as amended - File No. 70-9597

    Ladies and Gentlemen:

         I have represented Alliant Energy and its operating utility subsidiaries, Wisconsin Power and Light Company, IES Utilities Inc., and Interstate Power Company (together, the "Operating Companies") in connection with the Statement on Form U-1, as amended, filed in the above-referenced proceeding (the "Application"). I am furnishing this opinion with respect to the proposed transactions described therein, which relate to the acquisition by each of the Operating Companies of membership interests in certain special purpose subsidiaries ("SPEs"), and by the SPEs of the membership interests of a special purpose subsidiary ("NewCo"), in each case formed to facilitate the sale of customer account receivables originated by the Operating Companies to a third party, and the guarantee by Alliant Energy of the performance of certain obligations of the Operating Companies, the SPEs and NewCo under the transaction documents.

         In connection with my representation of Alliant Energy and the Operating Companies, I have reviewed the Application, including the exhibits thereto, the Commission's order dated March 30, 2001 in this proceeding, and such other documents, certificates, and regulatory filings as I have deemed necessary in order to render the opinions set for below.

         I am of the opinion that:

         (a) all state laws applicable to the proposed transactions have been complied with;

         (b) each of the SPEs and NewCo have been (i) validly organized and are duly existing, and
                (ii) (A) the membership interests of each of the SPEs acquired by the Operating Companies were validly issued, and each Operating Company is entitled to all of the rights and privileges of a member of such SPE, and (B) the membership interests of NewCo acquired by the SPEs were validly issued, and each of the SPEs is entitled to all of the rights and privileges of a member of NewCo;

         (c) the Operating Companies legally acquired the membership interests of the SPEs and the SPEs legally acquired the membership interests of NewCo; and

         (d) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Alliant Energy, the Operating Companies, or any associate company thereof.

         I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and the Operating Companies in connection with the transactions described in the Application. I express no opinion with respect to the laws of any other State or jurisdiction.

         I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is addressed to the Commission and may not be relied upon by any other person.

                                          Very truly yours,


                                          Barbara J. Swan